                                  NEWS RELEASE


FOR IMMEDIATE RELEASE

                KTI ACQUIRES ADDITIONAL 14.8% OF PENOBSCOT ENERGY
                   RECOVERY COMPANY RAISING OWNERSHIP TO 71.3%

         GUTTENBERG, N. J. (NOV. 13, 1997) -- KTI, Inc. (Nasdaq: KTIE) announced today that it has increased its ownership in the Penobscot Energy Recovery Company (PERC) to 71.3% by purchasing the remaining 14.8% limited partner interest held by Prudential Insurance Company of America for $2.1 million. KTI exercised an option granted in September to acquire Prudential's remaining interest.

         The other 28.7% of PERC is owned by Energy National, Inc. (ENI), a subsidiary of NRG Energy, which is also a general partner of PERC.

         Located in Orrington, Maine, PERC processes approximately 250,000 tons of municipal solid waste a year from 230 Maine communities and generates 25 megawatts of electricity which is sold to Bangor Hydro Electric Company. PERC generated $30.3 million in revenue and net income of $6.1 million in 1996. For the nine months ended Sept. 30, 1997, PERC had revenues of $23.8 million and $5.2 million in net income.

         Martin J. Sergi, president of KTI, said, "We're pleased we have been able to further increase our ownership in PERC. This is consistent with our strategy to maximize our ownership of the waste to energy facilities which we operate. This purchase, which is accretive to earnings, will further enhance our operating results."

         KTI is an award winning environmental company engaged in integrated waste processing and management in diversified services and markets. The company handles over 1.5 million tons of material a year and is best known for its expertise in the waste-to-energy sector. KTI was organized in 1983 to develop and own waste-to-energy facilities with the dual purpose of providing a means of disposal for non-hazardous municipal solid waste and of generating electricity from alternative fuel sources. Since then, KTI's operations have expanded to include the development of an integrated waste management business providing not only municipal solid waste handling and disposal services, but also wood waste processing, ash and municipal waste recycling, specialty waste disposal, transportation facilitation services and transfer station operations.

                                     -more-

         In addition to PERC, KTI owns and operates another Maine waste-to-energy facility, Maine Energy Recovery Company, in Biddeford which converts non-hazardous solid waste from residential, commercial and industrial sources into electric power. KTI has developed and operates a wood waste processing and recycling facility in Lewiston, Maine. In Telogia, Fla., KTI operates a 14-megawatt power plant and in nearby Cairo, Ga. own a wood chipping plant.

         KTI also holds a majority interest in America's only commercially operational municipal waste ash recycling facility in Nashville, Tenn., owns a Maryland company specializing in marketing post-industrial recycled plastics, a paper and metals recycling company in Biddeford, Maine and a world wide secondary fiber marketing company based in Portland, Ore.

         For further information contact Marty Sergi at KTI, Inc. (201) 854-7777 or Frank N. Hawkins, Jr., Hawk Associates, Inc. at (305) 852-2383.

         Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.

         This release contains various forward look statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward looking statements are qualified by important factors that could cause actual results to differ materially from those in he forward looking statements. Results actually achieved may differ materially from expected results included in these statements.